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                                                                      Exhibit 23
                        CONSENT OF INDEPENDENT AUDITORS


     We hereby consent to the incorporation by reference in the Registration Statements (No. 33-64705, 333-30511 and No. 333-15725) on Form S-3 and (No.
333-24917) on Form S-8 of Berger Holdings, Ltd. of our report dated March 9, 2001 relating to the consolidated balance sheets of Berger Holdings, Ltd. as of December 31, 2000 and 1999 and the related consolidated statements of operations, shareholder's equity and cash flows and related financial statement schedules for each of the years in the three year period ended December 31, 2000, which report is incorporated by reference in the December 31, 2000 Annual Report on Form 10-K of Berger Holdings, Ltd.

                                             /S/ KPMG, LLP



Philadelphia, Pennsylvania
March 28, 2001